Offer to Purchase for Cash
                                      Up to
                            19,902,000 Common Shares
                                       of
                            W.P. Stewart & Co., Ltd.
                                       at
                               $1.60 Net Per Share
                                       by
          Arrow Masters LP, Arrow Partners LP and Arrow Offshore, Ltd.

        THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT
5:00 P.M., EASTERN TIME, ON WEDNESDAY, JULY 9, 2008 UNLESS THE OFFER IS EXTENDED
                            (the "Expiration Date").

      Arrow Masters LP, Arrow Partners LP and Arrow Offshore, Ltd. (collectively "Arrow") are offering to purchase up to 19,902,000 common shares, par value $0.001 per share, of W.P. Stewart & Co., Ltd., a Bermuda exempted company (the "Company"), at a purchase price of $1.60 per share (the "Offer Price"), in cash, without interest, less the per share amount of distributions, if any, declared and payable by the Company to common shareholders from and after the date of this offer until Arrow becomes the record holder of all shares acquired in the Offer, upon the terms and subject to the conditions set forth in this Offer to Purchase (this "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The 19,902,000 shares being sought in this Offer represent approximately 39.5% of the Company's current outstanding common shares. Questions and requests for assistance or for additional copies of this Offer to Purchase, the letter of transmittal and other required documents may be directed to MacKenzie Partners, Inc., information agent, at (800) 322-2885.

      THIS OFFER IS BEING MADE UNDER AN INVESTMENT AGREEMENT DATED AS OF MAY 20, 2008 (THE "INVESTMENT AGREEMENT") BETWEEN ARROW AND THE COMPANY. PURSUANT TO THE INVESTMENT AGREEMENT, FOLLOWING THE EXPIRATION OF THIS OFFER, ARROW WILL PURCHASE FROM THE COMPANY, AT THE OFFER PRICE, 5,010,000 NEWLY ISSUED SHARES OF THE COMPANY. IN ADDITION, IF AFTER THE ACQUISITION BY ARROW OF SHARES IN THIS OFFER AND THE 5,010,000 SHARES ARROW IS COMMITED TO PURCHASE FROM THE COMPANY, ARROW DOES NOT HOLD AT LEAST 13,840,000 SHARES OF THE COMPANY, ARROW WILL HAVE THE OPTION TO PURCHASE FROM THE COMPANY, AT THE OFFER PRICE, UP TO 2,430,000 ADDITIONAL NEWLY ISSUED COMMON SHARES OF THE COMPANY. FURTHER, TWO SIGNIFICANT SHAREHOLDERS HAVE AGREED TO TENDER, SUBJECT TO CERTAIN CONDITIONS, A TOTAL OF 2,400,000 SHARES LESS ANY SHARES TENDERED BY OTHER SHAREHOLDERS.

      THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY (WITH ONE DIRECTOR ABSTAINING) AUTHORIZED THE INVESTMENT AGREEMENT AND DETERMINED THAT THE INVESTMENT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTEREST OF THE COMPANY'S SHAREHOLDERS AND THAT THE OFFER PRICE IS FAIR TO UNAFFILIATED SHAREHOLDERS. HOWEVER, THE BOARD OF DIRECTORS HAS DETERMINED TO REMAIN NEUTRAL AND IS TAKING NO POSITION AS TO WHETHER SHAREHOLDERS SHOULD TENDER THEIR SHARES IN THE OFFER.

      THIS OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. IF MORE THAN 19,902,000 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, ARROW WILL ACCEPT FOR PURCHASE 19,902,000 SHARES FROM TENDERING SHAREHOLDERS ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A SHAREHOLDER MAY TENDER ANY OR ALL SHARES OWNED BY SUCH SHAREHOLDER.

      The obligation of Arrow to accept for payment shares tendered pursuant to the Offer is subject to certain conditions. Arrow expressly reserves the right to waive any such condition, to increase the price per share payable in the Offer or to make any other changes in the terms and conditions of the Offer, provided that any such change that would be adverse to the Company or its shareholders in any significant respect will require the prior written consent of the Company. Notice of any extension, termination or amendment will promptly be disseminated to shareholders in a manner reasonably designed to inform shareholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

                                    IMPORTANT

      Any shareholder desiring to tender all or any portion of that shareholder's shares should either (1) complete and sign the letter of transmittal, or a facsimile thereof, in accordance with the instructions to the letter of transmittal, have that shareholder's signature thereon guaranteed if so required, mail or deliver the letter of transmittal, or facsimile, or, in the case of a book-entry transfer, an agent's message (as defined therein), and any other required documents to the Company, and either deliver the certificates for those shares to the Company along with the letter of transmittal, or facsimile, or deliver those shares in accordance with the procedure for book-entry transfer or (2) request that shareholder's broker, dealer, bank, trust company or other shareholder nominee effect the transaction for that shareholder. A shareholder having shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact that person if that shareholder desires to tender those shares.

      If a shareholder desires to tender shares and that shareholder's certificates for shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the depositary prior to the expiration date (as defined herein), that shareholder's tender may be effected by following the procedure for guaranteed delivery set forth in this Offer to Purchase.

      Questions and requests for assistance or for additional copies of this Offer to Purchase, the letter of transmittal and other required documents may be directed to MacKenzie Partners, Inc., information agent, at the address and telephone number set forth on the back cover of this Offer to Purchase.

                              ____________________

      NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF ARROW OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                              ____________________

      The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet website (www.sec.gov), and may be inspected at the public reference facilities maintained by the Commission at 100 F Street, NE, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

      Arrow has filed with the Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

                                TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
SUMMARY TERM SHEET.........................................................................1

INTRODUCTION...............................................................................4
THE TENDER OFFER...........................................................................5
  Section 1.  Terms of the Offer; Proration................................................5
  Section 2.  Procedure for Tendering Shares...............................................7
  Section 3.  Withdrawal Rights...........................................................10
  Section 4.  Acceptance for Payment and Payment..........................................11
  Section 5.  Certain U.S. Federal Income Tax Consequences................................12
  Section 6.  Price Range of the Shares...................................................13
  Section 7.  Effect of the Offer.........................................................13
  Section 8.  Information Concerning W.P. Stewart & Co., Ltd..............................14
  Section 9.  Information Concerning Arrow and Its Affiliates.............................15
  Section 10. Source and Amount of Funds..................................................15
  Section 11. Contacts and Transactions With the Company; Background of the Offer.........16
  Section 12. Purpose of the Offer; Plans For the Company.................................19
  Section 13. Conditions to the Offer.....................................................19
  Section 14. Legal Matters...............................................................20
  Section 15. Fees and Expenses...........................................................20
  Section 16. Miscellaneous...............................................................21

SCHEDULE I     INFORMATION REGARDING ARROW'S PRINCIPALS


                                       (i)

                               SUMMARY TERM SHEET

      Arrow Masters LP, Arrow Partners LP and Arrow Offshore, Ltd., which we refer to collectively as "Arrow," "we" or "us," are offering to purchase up to 19,902,000 shares of common stock of W.P. Stewart & Co., Ltd., which we refer to as "W.P Stewart" or the "Company", for $1.60 per share in cash, which we refer to as the "Offer Price" on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, as each may be supplemented or amended from time to time, which we collectively refer to as the "Offer". The following are some questions you, as a shareholder of W.P. Stewart, may have and answers to those questions. We urge you to read the remainder of this Offer to Purchase and the accompanying letter of transmittal carefully, because the information in this summary is not complete and the remainder of this Offer to Purchase and the letter of transmittal contain additional important information.

      As of May 20, 2008, we believe the Company had approximately 50,351,566 shares outstanding held by approximately 163 shareholders of record. Neither we nor our affiliates currently beneficially own any shares. The 19,902,000 shares sought in the Offer constitute approximately 39.5% of the outstanding shares.
Section 5 of this Offer to Purchase describes certain United States federal income tax consequences of a sale of shares under the Offer.

Who Is Offering To Buy My Shares?

      Each of Arrow Masters LP, Arrow Partners LP and Arrow Offshore, Ltd. is offering to purchase your shares of W.P. Stewart pursuant to the terms of an Investment Agreement that we entered into with W.P. Stewart, which we refer to as the "Investment Agreement", pursuant to which we are making a significant investment in W.P. Stewart. None of Arrow Masters LP, Arrow Partners LP and Arrow Offshore, Ltd. is affiliated with W.P. Stewart. The general partner of each of Arrow Masters LP and Arrow Partners LP is Arrow Advisors LLC, a Delaware limited liability company, and Arrow Capital Management, LLC, a Delaware limited liability company, is the sole investment advisor of each of Arrow Masters LP and Arrow Partners LP, and the co-investment advisor with Arrow Offshore Advisors, LLC, a Delaware limited liability company, of Arrow Offshore, Ltd. We refer to Arrow Advisors LLC, Arrow Capital Management LLC and Arrow Offshore Advisors, LLC herein collectively as the "Arrow Advisors". Each of the Arrow Advisors is owned and controlled by Alexandre von Furstenberg and Mal Serure. See Section 9 of this Offer to Purchase for additional information about us and the Arrow Advisors.

What Shares Are You Seeking in This Offer?

      We are offering to purchase up to 19,902,000 shares of W.P. Stewart, representing approximately 39.5% of the current total outstanding shares. See
Section 1 of this Offer to Purchase for the specific terms of our offer.

What Happens if Shareholders Tender More Shares than You are Willing to Buy?

      If shareholders tender more than 19,902,000 shares, we will accept 19,902,000 shares for payment on a pro-rata basis (with adjustments to avoid purchases of fractional shares) based upon the number of shares validly tendered and not withdrawn by the expiration date by each shareholder. If we prorate, the shares which are not accepted for purchase will be returned to you. For more information regarding proration, see Section 1 of this Offer to Purchase.

If You Prorate, When Will I Know How Many Shares Will Actually Be Accepted For Tender and Payment?

      If proration of tendered shares is required, because of the difficulty of determining the precise number of shares to be purchased from each tendering shareholder, we do not expect to announce the final results of proration or pay for any shares until at least five New York Stock Exchange trading days after the expiration date. Preliminary results of proration will be announced by press release as promptly as practicable. You may obtain such preliminary information from the information agent at its telephone number set forth on the back cover of this Offer to Purchase.

How Much Are You Offering To Pay, What Is the Form of Payment and Will I Have To Pay Any Fees or Commissions?

      We are offering to pay $1.60 per share, net to you, in cash (subject to applicable withholding of United States federal, state and local taxes), less the per share amount of distributions, if any, declared and payable by the Company to common shareholders from and after the date of this offer until we become the record holder of all shares acquired in the Offer. If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.

Do You Have the Financial Resources To Make Payment?

      If 19,902,000 shares are purchased in the Offer, the aggregate purchase price for the shares will be $31,843,200. In addition, we have committed to purchase from the Company following completion of the Offer 5,010,000 newly issued shares for an aggregate purchase price of $8,016,000. We have adequate funds available to us to pay tendering shareholders for shares tendered and to pay the Company for the newly issued shares, and the purchase of such shares is not conditioned on our obtaining any financing.

Is Your Financial Condition Material to My Decision?

      We do not believe that our financial condition is material to your decision as our Offer Price will be in cash, our Offer is not conditioned on our obtaining financing and our total assets aggregate approximately $600 million and we have over $200 million available for investment. See Section 9 of this Offer to Purchase for additional information about us.

Why Are You Making the Offer?

      We are making the Offer in order to acquire a significant stake in the Company and with a view to a return on our investment. Pursuant to the terms of the Investment Agreement, we have agreed to refrain from taking certain actions with respect to the Company which are described in Section 11. Investment Agreement-Standstill of this Offer to Purchase. See Section 12 of this Offer to Purchase for additional information on our future plans with respect to the Company.

How Long Do I Have To Decide Whether To Tender in the Offer?

      You will have at least until 5:00 p.m., Eastern Time on July 9, 2008 to decide whether to tender your shares in the Offer. If you cannot deliver everything that we require in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which we discuss in Sections 1 and 2 of this Offer to Purchase.

Can the Offer Be Extended and Under What Circumstances?

      Yes. We may extend the Offer, in our discretion. If we extend the Offer, we will inform Computershare, the depositary for the Offer, of that fact and will make a public announcement of the extension, by not later 9:00 a.m., Eastern Time, on the business day after the day on which the Offer was scheduled to expire. See Section 1 of this Offer to Purchase for information relating to an extension of the Offer and the definition of "business day."

Is the Consummation of the Offer Conditioned on a Minimum Number of Shares Being Tendered?

      There are no conditions to the Offer based on minimum shares tendered. However, two significant shareholders have agreed to tender, subject to certain conditions, a total of 2,400,000 shares less any shares tendered by other shareholders. See Item 11. Principal Shareholder Agreements to this Offer to Purchase for more information pertaining to these agreements.

What Are the Most Important Conditions to the Offer?

      There are no conditions to the Offer based on minimum shares tendered, the availability of financing or otherwise determined by the success of the Offer. However, we may not be obligated to purchase any shares in the event certain specified conditions occur, such as legal or government actions which would prohibit the purchase. See Section 13 of this Offer to Purchase for more information pertaining to conditions to the Offer.

How Do I Tender My Shares?

      To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, or facsimile thereof, and any other documents required, to Computershare, the depositary for the Offer, not later than the time the Offer expires. If your shares are held in street name, the shares can be tendered only by your nominee through The Depository Trust Company. If you cannot deliver something that is required by the expiration of the Offer, you may still participate in the Offer by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or another eligible institution guarantee that the depositary will receive the missing items within a period of three trading days. The depositary must receive the missing items within that period for the tender to be valid. See Section 2 of this Offer to Purchase for more information pertaining to the procedure for tendering shares.

Until What Time Can I Withdraw Previously Tendered Shares?

      You can withdraw shares at any time until the Offer has expired and, under certain limited circumstances, after expiration of the Offer. See Section 3 of this Offer to Purchase for more information on your withdrawal rights.

How Do I Withdraw Previously Tendered Shares?

      To withdraw shares, you must deliver a written notice of withdrawal with the required information to the depositary while you still have the right to withdraw the shares. If you have tendered your shares by giving instructions to a broker or nominee, you must instruct that person to arrange for the withdrawal of your shares. See Section 3 of this Offer to Purchase for more information on your withdrawal rights.

If I Decide Not to Tender, How Will the Offer Affect My Shares?

      If you decide not to tender your shares, you will still own the same number of shares of the Company. Pursuant to the terms of the Investment Agreement, the Company has agreed that for a period of one year from the Expiration Date the shares will either remain listed on the New York Stock Exchange, or if continued listing on the New York Stock Exchange is impracticable, the Company will seek to list the shares on the American Stock Exchange or NASDAQ. Accordingly, we expect that the Company will continue to be a public company for at least one year following the Offer. However, our purchase of shares under the Offer will likely significantly reduce the number of holders of shares and the number of shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares the public holds. In addition, we have agreed in the Investment Agreement to purchase following the expiration of the Offer 5,010,000 newly issued shares from the Company and have an option to acquire up to 2,430,000 additional newly issued shares if the total shares we acquire in the Offer and the newly issued shares which we have committed to purchase total less than 13,840,000 shares, for a purchase price of $1.60 per share, which purchases will decrease your percentage ownership of common shares. Further, two significant shareholders have agreed to tender, subject to certain conditions, a total of 2,400,000 shares less any shares tendered by other shareholders. In this regard, we expect that following the consummation of the Offer and assuming we purchase the maximum number of newly issued shares we are entitled to purchase and we receive tenders for a minimum of 2,400,000 shares, we will own not less than approximately 17% and not more than approximately 45% of the then outstanding shares.

Do I Have Appraisal or Dissenter's Rights?

      There are no appraisal or dissenters' rights available in connection with the Offer.

What Does the Company's Board of Directors Think of This Offer?

      The Company's Board of Directors unanimously (with one Director abstaining) authorized the Investment Agreement and determined that the Investment Agreement and the transactions contemplated thereby are in the best interests of the Company's shareholders and that the Offer Price is fair to unaffiliated shareholders of the Company. However, the Board of Directors has determined to remain neutral and is taking no position as to whether shareholders should tender their shares in the Offer.

      The Company will be preparing a Solicitation and Recommendation Statement containing additional information regarding the Board of Directors' determination and recommendation. The Solicitation and Recommendation Statement will be sent to shareholders no later than five days after the date of this offer.

What Is the Market Value of My Shares as of a Recent Date?

      On May 20, 2008, the last trading day before W.P. Stewart announced that it had entered into the Investment Agreement, the last sale price of the shares reported by the New York Stock Exchange was $1.66 per share. You should obtain a recent price for shares in deciding whether to tender your shares. See Section 6 of this Offer to Purchase for information on the market price of your shares since January 2005.

What Are the Tax Consequences Of Tendering Shares in the Offer?

      If your shares are accepted for payment pursuant to the Offer, you generally will recognize gain or loss measured by the difference between the cash you receive and your adjusted tax basis in the shares that you tender. See
Section 5 of this Offer to Purchase for further information. We recommend that you consult with your tax advisor.

Who Can I Talk to if I Have Questions About the Offer?

      You may call MacKenzie Partners, Inc., which is acting as the information agent for our Offer, toll free at (800) 322-2885.

                                  INTRODUCTION

      We are offering to purchase up to 19,902,000 common shares, par value $.001 per share, of W.P. Stewart, which we refer to as "shares," at an offer price of $1.60 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), less the per share amount of distributions, if any, declared and payable by the Company to common shareholders from and after the date of this offer until we become the record holder of all shares acquired in the Offer, without interest thereon, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal. In this Offer to Purchase, references to Sections are to sections hereof unless otherwise indicated.

      Tendering shareholders whose shares are registered in their own names and who tender directly to Computershare, the depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the letter of transmittal, stock transfer taxes on the purchase of shares by us under the Offer. We will pay all fees and expenses of Computershare and MacKenzie Partners, Inc., which is acting as the information agent, that are attributable to the Offer.

      We are making the Offer under the terms of the Investment Agreement. Pursuant to the Investment Agreement, following the expiration of this offer, we have agreed to purchase from the Company, at a price of $1.60 per share, 5,010,000 newly issued shares of the Company. In addition, if after our acquisition of shares in the Offer and the 5,010,000 shares we are committed to purchase from the Company, we do not hold at least 13,840,000 shares of the Company, we will have the option to purchase from the Company, at the offer price, up to 2,430,000 additional newly issued common shares of the Company. Further, two significant shareholders have agreed to tender, subject to certain conditions, a total of 2,400,000 shares less any shares tendered by other shareholders.

      The Offer is not conditioned upon the receipt of financing or any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction of the conditions set forth in Section 13 of this Offer to Purchase.

      The Company's Board of Directors unanimously (with one Director abstaining) authorized the Investment Agreement because, according to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 being filed with the Commission, (i) the Offer and the Transactions are in the best interest of the Company's shareholders, and (ii) the Offer Price is fair to the Company's unaffiliated shareholders. However, the Board of Directors has determined to remain neutral and is taking no position as to whether shareholders should tender their shares in the Offer. The Company will be filing a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission and mailing the 14D-9 to its shareholders as promptly as reasonably practicable after the date of the Offer but in no event later than five business days thereafter. We urge you to read the Schedule 14D-9.

      The Company has informed us that, as of May 20, 2008, 50,351,566 common shares were issued and outstanding.

      Section 5 of this Offer to Purchase describes certain United States federal income tax consequences of a sale of shares under the Offer.

      This Offer to Purchase and the related letter of transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

                                THE TENDER OFFER

      Section 1. Terms of the Offer; Proration

      On the terms of and subject to the conditions to the Offer, we will accept for payment and pay for up to 19,902,000 shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with
Section 3 of this Offer to Purchase. The term "Expiration Date" means 5:00 p.m., Eastern Time, on July 9, 2008, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date on which the Offer, as so extended by us, will expire. For purposes of the Offer, the term "business day" means any day other than Saturday, Sunday or any U.S. federal holiday consisting of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

      If more than 19,902,000 shares are validly tendered prior to the Expiration Date, and not withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase 19,902,000 shares on a pro rata basis (with adjustments to avoid purchases of fractional shares) based upon the number of shares validly tendered by the Expiration Date and not withdrawn. If proration of tendered shares is required, because of the difficulty of determining the precise number of shares properly tendered and not withdrawn, we do not expect to announce the final results of proration or pay for any shares until at least five New York Stock Exchange trading days after the Expiration Date and proration period. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of shares may obtain such preliminary information from the information agent. All shares not accepted for payment due to an oversubscription will be returned to the shareholder or, in the case of tendered shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, in each case, in accordance with the procedure described in Section 4 of this Offer to Purchase.

      Pursuant to the Investment Agreement, we have agreed that except for the transactions contemplated by the Investment Agreement until the earlier of (i) the expiration of one year from the date on which we acquire shares in accordance with the terms of the Investment Agreement, or (ii) the date on which the Company publicly announces a significant corporate transaction requiring approval of the shareholders and involving a material acquisition, disposition, amalgamation, merger or consolidation or any other similar extraordinary corporate transaction including, without limitation, the issuance of equity or debt securities by the Company that requires the approval of shareholders, neither we nor any of our affiliates will (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or any of its subsidiaries, (b) except at the specific written request of the Company, propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of the Company or any of its subsidiaries, (c) make, or in any way participate in, directly or indirectly, any `solicitation' of `proxies' (as such terms are used in the proxy rules of the Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries, (d) form, join or in any way participate in a `group' (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or any of its subsidiaries, (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (f) disclose any intention, plan or arrangement inconsistent with the foregoing, (g) advise, assist or encourage any other persons in connection with any of the foregoing, or (h) request any waiver of the above provisions. We further agreed that during such period neither we nor our affiliates will take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger; provided that we and our affiliates may purchase additional outstanding shares in open market purchases 30 days after the Expiration Date so long as our total ownership does not at any time collectively exceed 45% of the outstanding shares.

      Under no circumstances will we pay interest on the Offer Price for tendered shares, whether or not we exercise our right to extend the Offer. There can be no assurance that we will exercise our right to extend the Offer.

      We expressly reserve the right, in our sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any shares by giving oral or written notice of such extension to the depositary,
(ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to terminate the Offer and not accept for payment any shares by giving oral or written notice of such termination to the depositary, and (iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of shares being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the depositary prior to the Expiration Date, provided that any such change that would be adverse to the Company or its shareholders in any significant respect will require the prior written consent of the Company. Any extension, termination, or amendment will be followed as promptly as practicable by public announcement. The announcement in the case of an extension will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), we will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a press release. We may also be required by applicable law to disseminate to shareholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer. We will not provide a subsequent offering period following the Expiration Date.

      If we extend the Offer, or if we (whether before or after the shares have been accepted for payment) are delayed in our payment for shares or are unable to pay for shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the depositary may retain tendered shares on our behalf, and such shares may be withdrawn to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3 (generally, if notice of withdrawal is given to the depositary prior to the Expiration Date). However, our ability to delay payment for shares that we have accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer, except that we may delay payment until we receive confirmation from the Company that the shares will be transferred to us.

      The Offer is conditioned on satisfaction of certain conditions. See
Section 13 which sets forth in full the conditions of the Offer. We reserve the right (but shall not be obligated), in our sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, we reserve the right (but shall not be obligated) to (i) decline to purchase any of the shares tendered, terminate the Offer and return all tendered shares to tendering shareholders,
(ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission, which we refer to as the "Commission", purchase all shares validly tendered,
(iii) extend the Offer and, subject to the right of shareholders to withdraw shares until the Expiration Date, retain the shares that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer. Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, we will promptly pay for all validly tendered shares upon confirmation from the Company that the shares will be transferred to us, and we do not intend to imply that our foregoing rights would permit us to delay payment for validly tendered shares following expiration.

      If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in the Offer Price or a change in percentage of shares sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of shares sought (other than an increase of not more than 2% of the shares sought), however, a minimum 10 business day period is generally required to allow for adequate dissemination to shareholders and for investor response. Any material change in the terms of the Offer will be published, sent, or given to you in a manner reasonably designed to inform you of such change; in most cases we will mail you supplemental materials.

      The Company has provided us with its shareholder lists and security position listing for the purpose of disseminating the Offer to holders of shares. We will mail this Offer to Purchase, the related letter of transmittal and other relevant materials to record holders of shares, and we will furnish those materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares.

      Section 2. Procedure for Tendering Shares

      Valid Tender. For a shareholder to validly tender shares under the Offer:

      o the depositary must receive, at one of the addresses set forth on the back cover of this Offer to Purchase and prior to the expiration date:

            >> a letter of transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message (see "-- Book-Entry Transfer" below), and any other required documents; and

            >> either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see "-- Book-Entry Transfer" below);

      or

      o the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

      The valid tender of shares by you by one of the procedures described in this Section 2 will constitute a binding agreement between you and us on the terms of and subject to the conditions to the Offer.

      Book-Entry Transfer. For purposes of the Offer, the depositary will establish accounts for the shares at The Depository Trust Company (the "book-entry transfer facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the depositary's account in accordance with the book-entry transfer facility's procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the depositary's account at the book-entry transfer facility, the letter of transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent's message, and any other required documents, must, in any case, be transmitted to, and received by, the depositary at one of the addresses set forth on the back cover of this Offer to Purchase prior to the expiration date, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

      The confirmation of a book-entry transfer of shares into the depositary's account at the book-entry transfer facility as we describe above is a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility's procedures will not constitute delivery to the depositary.

      The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against that participant.

      The method of delivery of shares, the letter of transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

      Signature Guarantees. No signature guarantee will be required on a letter of transmittal for shares tendered thereby if:

      o the "registered holder(s)" of those shares signs that letter of transmittal and has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on that letter of transmittal; and

      o those shares are tendered for the account of an "eligible institution."

      For purposes hereof, a "registered holder" of tendered shares will include any participant in the book-entry transfer facility's system whose name appears on a security position listing as the owner of those shares, and an "eligible institution" is a "financial institution," which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following:

      o     the Security Transfer Agents Medallion Program;

      o the New York Stock Exchange, Inc. Medallion Signature Guarantee Program; or

      o     the Stock Exchanges Medallion Program.

      Except as we describe above, all signatures on any letter of transmittal for shares tendered thereby must be guaranteed by an eligible institution. See instructions 1 and 5 to the letter of transmittal. If the certificates for shares are registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the letter of transmittal.

      Guaranteed Delivery. If you wish to tender shares in the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the depositary prior to the expiration date, your tender may be effected if all the following conditions are met:

      o     your tender is made by or through an eligible institution;

      o you ensure that a properly completed and duly executed notice of guaranteed delivery, substantially in the form we provide, is received by the depositary, as provided below, prior to the expiration date; and

      o you ensure that the depositary receives, at one of the addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that notice of guaranteed delivery, either:

            >> the certificates representing the shares being tendered together with (1) a letter of transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or

            >> in the case of any book-entry transfer of the shares being tendered which is effected in accordance with the book-entry transfer procedures we describe above under "-- Book-Entry Transfer" within the same period (1) either a letter of transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent's message,
                  (2) a book-entry confirmation relating to that transfer and
                  (3) all other required documents.

      For these purposes, a "trading day" is any day on which the New York Stock Exchange is open for business.

      A notice of guaranteed delivery may be delivered to the depositary by facsimile transmission or mail and must include a guarantee by an eligible institution in the form that notice of guaranteed delivery sets forth.

      Other Requirements. Notwithstanding any other provision hereof, payment for shares accepted for payment under the Offer will in all cases be made only after timely receipt by the depositary of:

      o certificates representing, or a timely book-entry confirmation respecting, those shares;

      o a letter of transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees thereon, or, in the case of a book-entry transfer, an agent's message in lieu of a letter of transmittal; and

      o     any other documents the letter of transmittal requires.

      Accordingly, tendering shareholders may be paid at different times depending on when certificates representing, or book-entry confirmations respecting, their shares are actually received by the depositary.

      Under no circumstances will we pay interest on the purchase price of the shares we purchase under the Offer, regardless of any extension of the Offer or any delay in making that payment.

      Appointment. By executing a letter of transmittal, or a facsimile thereof, or, in the case of a book-entry transfer, by delivery of an agent's message in lieu of a letter of transmittal, you will irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner the letter of transmittal sets forth, each with full power of substitution, to the full extent of your rights with respect to the shares tendered by you and accepted for payment by us and with respect to any and all other shares and other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All these proxies will be considered coupled with an interest in the tendered shares and additional securities attributable thereto. This appointment will be effective when, and only to the extent that, we accept for payment shares tendered by you as provided herein. On that appointment, all prior powers of attorney, proxies and consents you have given with respect to the shares tendered by you and accepted for payment by us and all additional securities attributable thereto will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by you or on your behalf (and, if given, will not be effective). Our designees will thereby be empowered to exercise all your voting and other rights with respect to those shares and additional securities in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent without any such meeting or otherwise, as our designees in their sole discretion deem proper. We reserve the right to require that, in order for shares to be deemed validly tendered, we must be able, immediately on our acceptance for payment of those shares, to exercise full voting, consent and other rights with respect to those shares and the additional securities attributable thereto, including voting at any meeting of shareholders or acting by written consent without such a meeting, except as otherwise provided in the Company's bye-laws. The depositary must receive, at one of the addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Date a letter of transmittal, properly completed and duly executed, together with all required signature guarantees.

      Determination of Validity. We will decide, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any tender of shares, and each such decision will be final and binding. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Arrow, the depositary, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the letter of transmittal and the instructions thereto, will be final and binding. By tendering shares to us you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

      Backup Withholding. Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to "backup withholding" at a rate of 28% unless a shareholder that holds shares:

      o provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder's social security number) and any other required information; or

      o is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

      A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding on cash payable under the Offer, each shareholder should provide the depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the letter of transmittal. (See instruction 9 to the letter of transmittal.) Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of the shareholder, provided appropriate information is forwarded to the Internal Revenue Service.

      Section 3. Withdrawal Rights

      Except as this Section 3 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by us under the Offer, you may also withdraw your previously tendered shares at any time after July 27, 2008.

      For a withdrawal to be effective, a written notice of withdrawal must:

      o be received in a timely manner by the depositary at one of its addresses listed on the back cover of this Offer to Purchase; and

      o specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

      If certificates for shares have been delivered or otherwise identified to the depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal

      If shares have been delivered in accordance with the procedures for book-entry transfer set forth in Section 2 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures.

      Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the expiration date by again following one of the procedures described in Section 2.

      We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of Arrow, the depositary, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

      Section 4. Acceptance for Payment and Payment

      On the terms of and subject to the conditions to the Offer, including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment, we will accept for payment and will pay promptly after the Expiration Date and upon confirmation from the Company that the shares will be transferred to us, for all shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 of this Offer to Purchase, up to a maximum of 19,902,000 shares. Based upon our experience, confirmation will generally occur approximately 10 days after the depositary's receipt of the documentation described in the instructions provided with the letter of transmittal. We will decide, in our sole discretion, all questions as to the satisfaction of those terms and conditions, and each such decision will be final and binding. We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for shares in order to comply in whole or in part with any applicable law. We will effect any such delays in compliance with Exchange Act Rule 14e-1(c), which relates to the obligation of a bidder to pay for or return tendered securities promptly after the termination or withdrawal of its offer.

      In all cases, we will pay for shares we have accepted for payment under the Offer only after timely receipt by the depositary of:

      o certificates representing, or a timely book-entry confirmation respecting, those shares;

      o a letter of transmittal, or a facsimile thereof, properly completed and executed with any required signatures thereon or, in the case of a book-entry transfer, an agent's message; and

      o     any other documents the letter of transmittal requires.

      Accordingly, tendering shareholders may be paid at different times depending on when certificates for shares or book-entry confirmations respecting shares are actually received by us.

      The per share consideration we will pay to any shareholder under the Offer will be the highest per share consideration we will pay to any other shareholder under the Offer.

      For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, shares properly tendered to us and not withdrawn as, if and when we give oral or written notice to the depositary of our acceptance for payment of those shares. On the terms of and subject to the conditions to the Offer, we will pay for shares we have accepted for payment under the Offer by depositing the purchase price therefor with the depositary. The depositary will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders whose shares we have accepted for payment. Upon the deposit of funds with the depositary for the purpose of making payment to validly tendering shareholders, our obligation to make such payment shall be satisfied and such tendering shareholders must thereafter look solely to the depositary for payment of the amounts owed to them by reason of acceptance for payment of shares pursuant to the Offer.

      Under no circumstances will we pay interest on the Offer Price for tendered shares, regardless of any extension of or amendment to the Offer or any delay in paying for those shares.

      If we are delayed in our acceptance for payment of or payment for shares or are unable to accept for payment or pay for shares under the Offer for any reason, then, without prejudice to our rights under the Offer, but subject to our compliance with Exchange Act Rule 14e-1(c), the depositary nevertheless may retain tendered shares on our behalf and those shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, the withdrawal rights described in Section 3 of this Offer to Purchase.

      Section 5. Certain U.S. Federal Income Tax Consequences

      Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Offer, including the effect of state and local tax laws or foreign tax laws.

      This summary assumes that each shareholder is, for United States federal income tax purposes: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States; or (3) an estate or trust, the income of which is includible in gross income for federal income tax purposes regardless of its source. It also assumes that the Company is not a "passive foreign investment company" for U.S. federal tax purposes.

      Your receipt of cash for shares accepted for payment in the Offer will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and also may be a taxable transaction under applicable state, local or foreign income or other tax laws.

      Generally, for U.S. federal income tax purposes, you will recognize gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in the shares purchased. Gain or loss will be calculated separately for each block of shares tendered and purchased under the Offer.

      If you hold shares as capital assets, the gain or loss you recognize will be capital gain or loss, which will be long-term capital gain or loss if your holding period for the shares exceeds one year. If you are a non-corporate shareholder, under current law, long-term capital gains are eligible for a maximum federal income tax rate of 15%. (Long-term capital gain of corporations is taxed to them at the same rate as ordinary income.) Under current law the ability to use capital losses to offset ordinary income is limited. You should consult your tax advisor in this regard.

      The foregoing discussion may not be applicable with respect to shareholders who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions. In addition, the foregoing discussion may not apply to a shareholder in light of individual circumstances, such as holding shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction. We base this discussion on current law, which is subject to change, possibly with retroactive effect.

      Shareholders may be subject to backup withholding at a 28% rate on the Offer Price for each Share tendered unless certain information is provided to the depositary or an exemption applies. See Section 2--Backup withholding of this Offer to Purchase.

      Section 6. Price Range of the Shares

      The shares are traded on the New York Stock Exchange under the symbol "WPL." The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the New York Stock Exchange based on published financial sources.

                                                 High            Low
                                                 ----            ---
           2008
           ----

           April 1 - May 20                   $  1.88        $  1.32
           Quarter ended March 31                5.47           1.40

           2007 Quarter Ended
           ------------------

           December 31                        $ 10.53        $  4.58
           September 30                         15.09           9.25
           June 30                              11.19           9.66
           March 31                             16.28           9.75

           2006 Quarter Ended
           ------------------

           December 31                        $ 15.88        $ 10.76
           September 30                         15.67           9.50
           June 30                              21.23          14.88
           March 31                             24.19          17.43

On May 20, 2008, the last trading day before the Company announced that it had entered into the Investment Agreement, the last sale price of the Company's shares reported by the New York Stock Exchange was $1.66. We urge shareholders to obtain a current market price for the shares.

      Section 7. Effect of the Offer

      Market for Shares. We have agreed in the Investment Agreement to purchase, following the expiration of the Offer, 5,010,000 newly issued shares from the Company and have an option to acquire up to 2,430,000 additional newly issued shares if the total shares we acquire in the Offer and the newly issued shares which we have committed to purchase total less than 13,840,000 shares, which purchases will decrease your percentage ownership of common shares. Further, as described in Section 11. Principal Shareholder Agreements, two significant shareholders have agreed to tender, subject to certain conditions, a total of 2,400,000 shares less any shares tendered by other shareholders. In this regard, we expect that following the consummation of the Offer and assuming we purchase the maximum number of newly issued shares we are entitled to purchase, we will own not less than approximately 17% and not more than approximately 45% of the outstanding shares. Accordingly, depending on the number of shares tendered in the Offer and/or the number of additional newly issued shares we elect to purchase, our votes could significantly influence the outcome of any matter requiring the vote of shareholders. However, under the terms of the Investment Agreement and the Company's organizational documents, our voting power will be limited to an aggregate of 24% (9.5% individually) of the shares we acquire, with the balance of the shares being voted pursuant to the terms of the Company's bye-laws which provide that the voting rights with respect to those shares for which we do not have voting rights are to be allocated proportionally among the remaining shareholders other than us.

      Our purchase of shares under the Offer may also reduce the number of holders of shares and the number of shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares the public holds. Pursuant to the terms of the Investment Agreement, the Company has agreed that for a period of one year from the Expiration Date the shares will either remain listed on the New York Stock Exchange, or if continued listing on the New York Stock Exchange is impracticable, the Company will seek to list the shares on the American Stock Exchange or NASDAQ. Accordingly, we expect that the Company will continue to be a public company for at least one year following the Offer.

      Exchange Act Reporting Requirements. The shares are registered under the Exchange Act, which requires, among other things that the Company furnish certain information to its shareholders and to the Commission. Registration and reporting requirements could be terminated by the Company if the number of record holders falls below 300 or below 500 if the Company's total assets are below $10 million for the three consecutive preceding fiscal years. The Company has reported that as of May 20, 2008 it had approximately 163 shareholders of record, with one shareholder, WPS II, Inc., owning 38.26% of the shares. Accordingly, it is possible, that the Offer could result in the termination of the Company's reporting obligations under the Exchange Act. However, as stated above, the Company has agreed that for a period of one year from the Expiration Date the shares will either remain listed on the New York Stock Exchange, or if continued listing on the New York Stock Exchange is impracticable, the Company will seek to list the shares on the American Stock Exchange or NASDAQ. Accordingly, we expect that the Company will continue subject to the reporting obligations under the Exchange Act for not less than one year.

      Section 8. Information Concerning W.P. Stewart & Co., Ltd.

      General. As disclosed in W.P. Stewart's Annual Report on Form 20-F for the year ended December 31, 2006, W.P. Stewart is an exempted company formed under the laws of Bermuda and engages in equity investment management services worldwide. W.P. Stewart was incorporated in 1998. W.P. Stewart's executive offices are at Trinity Hall, 43 Ceder Avenue, Hamilton, HMLX, Bermuda. W.P. Stewart maintains a website at www.wpstewart.com at which additional information regarding W.P. Stewart is available.

      Available Information. W.P. Stewart is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. W.P. Stewart must disclose in its Form 20-F and file with the Commission information as of particular dates concerning its directors and officers, their remuneration, stock options and other matters, the principal holders of its securities and any material interest of those persons in transactions with W.P. Stewart. We have been advised that W.P. Stewart's Annual Report on Form 20-F for the year ended December 31, 2007 will be filed with the Commission no later than June 30, 2008. We urge you to review this Annual Report on Form 20-F as well as other public filings made by the Company. W.P. Stewart's Annual Report on Form 20-F for the year ended December 31, 2006 and other information filed with the Commission by W.P. Stewart is available for inspection at the public reference facilities of the Commission at 100 F Street, N.E., Washington, DC 20549. You can obtain copies of that information by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 100 F Street, N.E., Washington, DC 20549. The Commission also maintains a web site that contains reports and other information regarding registrants that file electronically with it. You can find those reports and other information on the Commission's web site, www.sec.gov.

      Except as otherwise stated herein, the information concerning W.P. Stewart contained herein has been taken from or based on publicly available documents on file with the Commission and other publicly available information. Although we do not have any knowledge that any such information is untrue, we do not take any responsibility for the accuracy or completeness of that information or for any failure by W.P. Stewart to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

      Section 9. Information Concerning Arrow and Its Affiliates

      General. Each of Arrow Masters LP and Arrow Partners LP are Delaware limited partnerships, and Arrow Offshore, Ltd. is a Cayman Island exempted company. Each of Arrow Masters LP, Arrow Partners LP and Arrow Offshore, Ltd. are investment vehicles that invest primarily in public companies. The general partner of each of Arrow Masters LP and Arrow Partners LP is Arrow Advisors LLC, a Delaware limited liability company. Arrow Capital Management, LLC, a Delaware limited liability company, is the sole investment advisor of each of Arrow Masters LP and Arrow Partners LP, and the co-investment advisor with Arrow Offshore Advisors, LLC, a Delaware limited liability company, of Arrow Offshore, Ltd. Each of the Arrow Advisors, is owned and controlled by Alexandre von Furstenberg and Mal Serure and Messrs. von Furstenberg and Serure are the executive officers of Arrow Offshore, Ltd. For information concerning Messrs. von Furstenberg and Serure see Schedule 1 to this Offer to Purchase. Collectively, we currently hold assets aggregating approximately $600 million and have over $200 million available for investment.

      The principal office of each of Arrow Masters LP, Arrow Partners LP, the Arrow Advisors and Messrs. Serure and von Furstenberg is located at 499 Park Avenue, New York, New York 10022 and their telephone number is (212) 243-7338. The principal office of Arrow Offshore, Ltd. is located at c/o Meridian Fund Services Limited, 73 Front Street, Hamilton HM 12, Bermuda and its telephone number is 345-949-9876.

      None of Arrow Masters LP, Arrow Partners LP, Arrow Offshore, Ltd., the Arrow Advisors, Mr. Serure, Mr. von Furstenberg nor any of their affiliates own any shares of the Company.

      Except as otherwise set forth herein, (i) neither Arrow Masters LP, Arrow Partners LP, Arrow Offshore, Ltd., the Arrow Advisors, Mr. Serure, Mr. von Furstenberg or any affiliate, associate or majority-owned subsidiary thereof beneficially owns or has a right to acquire any shares of the Company, (ii) none of Arrow Masters LP, Arrow Partners LP, Arrow Offshore, Ltd., the Arrow Advisors, Mr. Serure, Mr. von Furstenberg, or any affiliate of thereof has effected any transaction in the shares of the Company within the past 60 days,
(iii) none of Arrow Masters LP, Arrow Partners LP, Arrow Offshore, Ltd., the Arrow Advisors, Mr. Serure, Mr. von Furstenberg, or any affiliate thereof has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between Arrow Masters LP, Arrow Partners LP, Arrow Offshore, Ltd., the Arrow Advisors, Mr. Serure, Mr. von Furstenberg, or any affiliate thereof on the one hand, and the Company or its officers, directors or affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between Arrow Masters LP, Arrow Partners LP, Arrow Offshore, Ltd., the Arrow Advisors, Mr. Serure, Mr. von Furstenberg, or any affiliate thereof on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) neither Mr. Serure nor Mr. von Furstenberg has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) neither Mr. Serure nor Mr. von Furstenberg has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

      Section 10. Source and Amount of Funds

      The offer is not conditioned on any financing arrangements.

      We will require funds totaling $31,843,200 in order to purchase the 19,902,000 shares we are seeking in the Offer and an additional $8,016,000 to purchase the 5,010,000 newly issued shares we have committed to purchase following the Offer. We anticipate that an additional amount of approximately $150,000 may be required to pay related fees and expenses. We expect to pay shareholders for shares tendered out of our current cash available for investment which is currently in excess of $200 million.

      Section 11. Contacts and Transactions With the Company; Background of the Offer

      Background of the Offer. On April 15, 2008, we contacted a representative of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the Company's investment bank, to express an interest in entering into a potential transaction with the Company. Merrill Lynch provided us with a confidentiality agreement which we signed on April 16, 2008. Messrs. von Furstenberg and Serure and Quinn Martin, Jr., executive officers of Arrow, had multiple conversations with William Stewart, the Company's Chief Executive Officer, over the next several days to explore the structure of a possible transaction and on April 25, 2008, Mr. von Furstenberg met with Mr. Stewart to further explore a potential transaction.

      On April 28, 2008, Mr. von Furstenberg and Mr. Serure had additional conversations with Mr. Stewart and representatives of Merrill Lynch relating to a proposed transaction. On April 29, 2008 we sent a letter to Mr. Stewart and the Board of Directors of the Company setting forth the terms of our proposed offer.

      During the weeks of May 5, May 12, and May 19, we had discussions and met with representatives of the Company in an effort to finalize the transaction structure. In addition, Dorsey and Whitney LLP, counsel to the Company, worked with our attorneys, Post Heymann & Koffler LLP, to complete the Investment Agreement and Registration Rights Agreement.

      On May 5, 2008, Jan Spiering, a director of the Company and a member of the Company's Special Committee which was formed to review strategic transactions for the Company met with Mr. von Furstenberg and a representative of Merrill Lynch to discuss the proposed transactions. Our representatives and the Company's representatives held additional discussions during the week of May 5 relating to the terms of a transaction.

      On May 9, 2008, the Company's legal counsel provided to our legal counsel a draft Investment Agreement setting forth the terms of the transaction. On May 10, 2008, our legal counsel provided to the Company's legal counsel comments to the draft Investment Agreement. We and our legal counsel continued to negotiate the Investment Agreement and the Registration Rights Agreement with the Company and its legal counsel.

      On the afternoon of May 19, 2008, representatives of Merrill Lynch had a conversation with our representatives in which our representatives sought increased assurance that we would be able to acquire a minimum ownership position of approximately 20% of the outstanding shares in the transactions. To address this concern, Mr. Stewart and Mr. Kahn agreed to enter into the agreements described under - Principal Shareholder Agreements below.

      On May 20, 2008, Merrill Lynch representatives called us to advise us that the Company's Special Committee had unanimously recommended to the Company's Board and the Company's Board had unanimously approved the transactions (with Mr. Stewart abstaining due to a potential conflict of interest). Both we and the Company agreed that the final price per share in the Offer and the purchase price for the newly issued shares would be set at $1.60. On May 20, 2008, both we and the Company signed the Investment Agreement and the Registration Rights Agreement. Mr. Stewart and Mr. Kahn also executed the agreements described under
- Principal Shareholder Agreements below pursuant to which they agreed, subject to certain conditions, to tender up to 2,400,000 shares in the aggregate.

      Investment Agreement. The following is a summary of the material provisions of the Investment Agreement entered into between us and the Company. For more complete information, please refer to the full text of the Investment Agreement, a copy of which is attached as exhibit (d)(1) to our Schedule TO filed with the Securities and Exchange Commission on May 28, 2008. We encourage you to read the Investment Agreement in its entirety because it, and not this summary, is the legal document that governs the rights and obligations of the parties under the Investment Agreement.

      The Offer. Pursuant to the terms of the Investment Agreement, we agreed to commence this offer no later than May 28, 2008 on the terms set forth in this Offer to Purchase. The Company agreed to file with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9, within five business days after commencement of the Offer, stating that its Board of

Directors has authorized the Investment Agreement and all the transactions contemplated thereby, and has determined that the Investment Agreement and such transactions are in the best interests of the shareholders and that the Offer Price is fair to tendering shareholders from a financial standpoint but that the Board of Directors is remaining neutral and is not taking a position as to whether the shareholders should tender their shares in the offer. We are entitled to include the Board of Directors recommendation in our Offer to Purchase.

      Newly Issued Share Purchase. On the second business day following the Expiration Date, the Company will issue to us, and we will purchase, an additional 5,010,000 shares at the Offer Price. In addition, if after our acquisition of shares in the Offer and the 5,010,000 shares we are committed to purchase from the Company, we do not hold at least 13,840,000 shares of the Company, we will have the option to purchase from the Company, at the Offer Price, up to 2,430,000 additional newly issued common shares of the Company.

      Representations and Warranties. The Investment Agreement contains certain customary representations by the Company and us.

      Bye-law Waiver. As permitted by its Bye-laws, the Company has agreed to a limited waiver of certain of its Bye-law provisions to enable us to vote in the aggregate up to 24% of the shares we acquire; provided, however, neither Arrow Masters LP, Arrow Partners LP nor Arrow Offshore, Ltd. may individually vote in excess of 9.5% of any shares that they acquire.

      Maintaining Share Listing. The Company has agreed that for a period of one year from the Expiration Date the shares will either remain listed on the New York Stock Exchange, or if continued listing on the New York Stock Exchange is impracticable, the Company will seek to list the shares on the American Stock Exchange or NASDAQ.

      Listing of Newly Issued Shares. As soon as practicable following commencement of the Offer, the Company will file with the New York Stock Exchange an application to list the maximum number of newly issued shares issuable pursuant to the Investment Agreement, in accordance with the New York Stock Exchange's listing standards. If the listing of the shares with the New York Stock Exchange is not practicable, the newly issued shares shall have been approved for listing on such other exchange as the shares are then listed.

      Termination. The Investment Agreement may be terminated at any time prior to the closing as follows:

      o     by mutual consent of us and the Company;

      o by either us or the Company if any governmental authority shall have issued any order which has the effect of making consummation of the offer or the newly issued share purchase illegal;

      o by us if, prior to the closing, (i) the Board of Directors of the Company or any committee of the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to us its approval of the Investment Agreement, the newly issued share purchase or the Board of Directors of the Company recommendation, or
            (ii) the Board of Directors of the Company approves or recommends an acquisition proposal by a third party that the Board of Directors of the Company determines to be superior to the transactions under the Investment Agreement, provided, that if we terminate the Investment Agreement as provided in this clause (ii), the Company has agreed to pay to us $500,000 as liquidated damages, provided, further that if we have not yet terminated the Investment Agreement, we will no longer have the right to terminate as provided in clause (ii) above once the Company has notified us that the Board of Directors of the Company has withdrawn its recommendation and approval of the acquisition proposal and has reinstated its approval of the Investment Agreement and board recommendation;

      o by the Company, upon approval of the Board of Directors of the Company, if (i) we shall have terminated the offer without having accepted any shares for payment or failed to pay for shares pursuant to the offer by August 29, 2008, unless such action or inaction was caused by or resulted from the failure of certain conditions of the offer that pertain to obligations of or representations by the Company or (ii) prior to the purchase of shares pursuant to the offer, the board determines, upon consultation with outside counsel, that it is required to do so by its fiduciary duties under applicable law, in which event the Company has agreed to pay us $500,000 as liquidated damages; or

      o by either us or the Company following the date which is 90 days after the entering by any governmental authority of a temporary restraining order or preliminary injunction, which has not been vacated or dismissed, that prohibits the consummation, in whole or in part, of the offer or the newly issued share issuance.

      Standstill. We have agreed that except for the transactions contemplated by the Investment Agreement until the earlier of (i) the expiration of one year from the date on which we acquire shares in accordance with the terms of the Investment Agreement, or (ii) the date on which the Company publicly announces a significant corporate transaction requiring approval of the shareholders and involving a material acquisition, disposition, amalgamation, merger or consolidation or any other similar extraordinary corporate transaction including, without limitation, the issuance of equity or debt securities by the Company that requires the approval of shareholders, neither we nor any of our affiliates will (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or any of its subsidiaries, (b) except at the specific written request of the Company, propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of the Company or any of its subsidiaries, (c) make, or in any way participate in, directly or indirectly, any `solicitation' of `proxies' (as such terms are used in the proxy rules of the Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries, (d) form, join or in any way participate in a `group' (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or any of its subsidiaries, (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (f) disclose any intention, plan or arrangement inconsistent with the foregoing, (g) advise, assist or encourage any other persons in connection with any of the foregoing, or (h) request any waiver of the above provisions. We further agreed that during such period neither we nor our affiliates will take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger; provided that we and our affiliates may purchase additional outstanding shares in compliance with applicable laws, rules and regulations in open market purchases 30 days after the Expiration Date so long as our total ownership does not at any time collectively exceed 45% of the outstanding shares.

      Principal Shareholder Agreements. William P. Stewart, Jr., as trustee of certain trusts, and Robert Kahn, two shareholders of the Company, have agreed that, subject to certain conditions, to the extent that Arrow receives tenders from other shareholders for less than 2,400,000 shares, they will tender shares to Arrow in the Offer equal to such difference. Mr. Stewart, as trustee, agreed to tender 81.25% of such shares and Mr. Kahn agreed to tender 18.75% of such shares.

      Registration Rights Agreement. We and the Company have entered into a Registration Rights Agreement pursuant to which the Company will commit to use its best commercially reasonable efforts to register for resale all of the newly issued shares that we acquire as well as the shares acquired in the Offer at any time after one year from the closing of the newly issued share issuance upon our request. The Registration Rights Agreement provides that the Company will pay all costs (except underwriting discounts and commissions) associated with any such registration with respect to one Registration Statement on Form F-1 and up to three Registration Statements on Form F-3. The Registration Rights Agreement contains customary representations and warranties as well as customary indemnification provisions. For more complete information, please refer to the full text of the Registration Rights Agreement, a copy of which is attached to the Company's report on Form 6-K filed with the Securities and Exchange Commission on May 28, 2008. We encourage you to read the Registration Rights Agreement in its entirety because it, and not this summary, is the legal document that governs the rights and obligations of the parties under the Registration Rights Agreement.

      Section 12. Purpose of the Offer; Plans For the Company

      We are seeking to acquire shares in the Offer for investment purposes. If we acquire all of the shares we are seeking, we will own, after acquiring the newly issued shares we have committed to purchase, approximately 45% of the outstanding shares and, we believe, will be the Company's largest shareholder. We may seek to acquire additional shares in the future both in private and public transactions. See Section 11. Investment Agreement-Standstill for restrictions we have agreed to with respect to our ownership of shares.

      Section 13. Conditions to the Offer

      Notwithstanding any other term of the Offer, we shall not be required to accept for payment or to pay for any shares tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date.

      Notwithstanding any other provision of the Offer, we will not be required to accept for payment any shares tendered pursuant to the Offer at the expiration of the Offer, if any of the following conditions shall exist:

            (a) there shall have been instituted and remain pending any action brought by any governmental authority of competent jurisdiction over the Company (i) challenging or seeking to make illegal or otherwise directly or indirectly restrain or prohibit the Offer or the issuance of the newly issued shares, (ii) seeking to impose material limitations on the ability of Arrow to exercise effectively full rights of ownership of any shares, including, without limitation, the right to vote any shares acquired or owned by Arrow on all matters properly presented to the shareholders, or
      (iii) seeking to require divestiture by Arrow of any shares;

            (b) there shall be in effect any judgment, order or injunction entered or issued by any governmental authority of competent jurisdiction having the effect of making the consummation of the Offer or the issuance of the newly issued shares illegal or otherwise preventing or prohibiting consummation of the Offer or our purchase of the newly issued shares;

            (c) (i) the Board of Directors of the Company, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Arrow and not reinstated, its approval of the Investment Agreement, our purchase of the newly issued shares or the recommendation by the Board of Directors of the Company, shall have recommended that shareholders not tender their shares in the Offer, shall have approved or recommended any alternative transaction or any other material acquisition of shares other than the Offer or our purchase of the newly issued shares or (ii) the Board of Directors of the Company, or any committee thereof, shall have resolved to do any of the foregoing;

            (d) any representation or warranty of the Company in the Investment Agreement shall not be true and correct as of such time on or after the date of this Investment Agreement, except as would not have a Material Adverse Effect (as defined in Section 1.1 of the Investment Agreement, which is attached as Exhibit (d)(1) to our tender offer statement on Schedule TO filed on May 28, 2008 ) or prevent or materially delay consummation of the Transactions (as defined in the Investment Agreement), or otherwise prevent the Company from performing its obligations under the Investment Agreement;

            (e) the Company shall have failed to perform any material obligation or to comply with any material agreement or covenant of the Company to be performed or complied with by it at or prior to the expiration of the Offer under the Investment Agreement or any agreement contemplated hereby;

            (f) the Investment Agreement shall have been terminated in accordance with its terms;

            (g) the Company shall not have filed with the Commission its Annual Report on Form 20-F for the year ended December 31, 2007;

            (h) Arrow and the Company shall have agreed that Arrow shall terminate the Offer; or

            (i) any newly issued shares shall not have been listed or approved for listing on such exchange as the shares are then listed.

      The foregoing conditions are for the sole benefit of Arrow and may be asserted by Arrow or may be waived by Arrow in whole or in part at any time and from time to time prior to the Expiration Date in its sole exercise of reasonable discretion, and this offer will remain open for a period of at least five business days following any such waiver of a material condition. However, if we waive a certain condition in this Section 13 for one tendering shareholder, we will waive that condition for all shareholders tendering shares.

      Section 14. Legal Matters

      General. Except for filings with the Commission and as set forth in this
Section 14, we are not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of shares by us pursuant to the Offer. Should any such approval or other action be required, it is our present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action. Our obligation to purchase and pay for shares is subject to the conditions in this Offer to Purchase and the letter of transmittal, including conditions related to the legal matters discussed in this Section 14.

      Antitrust. We do not believe that notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of shares pursuant to the Offer.

      Margin Requirements. We do not believe the shares are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, we do not believe such regulations are applicable to the Offer.

      State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. However, we do not believe that any anti-takeover laws apply to the transactions contemplated by the Offer due to the percentage of shares being sought in the Offer.

      Although we have not attempted to comply with any state anti-takeover statutes in connection with the Offer, we reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this offer nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, we might be unable to accept for payment or purchase shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, we may not be obligated to accept for purchase or pay for any shares tendered.

      Section 15. Fees and Expenses

      We have retained Computershare to act as depositary and MacKenzie Partners, Inc. to act as information agent in connection with the Offer. We will pay the depositary and the information agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the depositary and the information agent against certain liabilities and expenses in connection therewith, including any liabilities under the federal securities laws. We will pay all costs and expenses of printing, publication and mailing of the Offer.

      Section 16. Miscellaneous

      The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of that jurisdiction.

      No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the letter of transmittal and, if given or made, that information or representation must not be relied on as having been authorized.

      We have filed with the Commission a tender offer statement on Schedule TO, together with exhibits, furnishing additional information with respect to the Offer, and may file amendments thereto. That schedule and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner described in Section 8 of this Offer to Purchase, except that this material will not be available at the regional offices of the Commission.

ARROW MASTER LP
ARROW PARTNERS LP
ARROW OFFSHORE, LTD.

May 28, 2008

                                       S-1
                                   SCHEDULE I

    CERTAIN INFORMATION REGARDING THE PRINCIPALS OF ARROW ADVISORS LLP, ARROW
             CAPITAL MANAGEMENT LLC AND ARROW OFFSHORE ADVISORS, LLC

Name                                                               Business Experience
----                                                               -------------------
Mal Serure                            Mr.  Serure is currently  the  Co-Managing  Member of each of Arrow  Advisors
                                      LLC,  Arrow  Capital  Management  LLC  and  Arrow  Offshore   Advisors,   LLC
                                      (collectively,  the "Arrow  Advisors"),  positions  he has held  since  2005.
                                      Prior to joining the Arrow  Advisors,  Mr.  Serure was in the Private  Client
                                      Services  Group  at Bear  Stearns  & Co.,  Inc.  from  1994 to 2005  where he
                                      managed  client  assets  on  behalf  of  high  net  worth   individuals   and
                                      institutions,  and was responsible for all portfolio management decisions and trading activity related to those assets.

Alexandre von Furstenberg             Mr. von Furstenberg is currently the Co-Managing  Member of each of the Arrow
                                      Advisors,  positions he has held since 2003.  Mr. von  Furstenberg  is also a partner  and  director  of Diane von  Furstenberg  Studio,  L.P.  a  high-end clothing  apparel  company.  Prior to forming Arrow Advisors LLC in 2003, Mr.
                                      von  Furstenberg  co-founded  two  separate  hedge  funds  and was the  Chief
                                      Investment  Officer of Arrow  Investments,  Inc,. a private investment office serving his family.

Each of the foregoing individuals is a United States citizen.

                                    IMPORTANT

Any shareholder desiring to tender any or all of such shareholder's shares should, prior to July 9, 2008, mail or deliver to Computershare at the address set forth below (a) a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase), including all required signature guarantees, and (b) any other documents required by the Letter of Transmittal.

                  The Depositary for the Offer to Purchase is:

                              [LOGO] Computershare

                By Mail:                         By Overnight Courier:
             Computershare                           Computershare
    c/o Voluntary Corporate Actions         c/o Voluntary Corporate Actions
            P.O. Box 859208                       161 Bay State Drive
        Braintree, MA 02185-9208                  Braintree, MA 02184

                          _____________________________

Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to MacKenzie Partners, Inc., at the address or telephone number set forth below.

                                    MacKenzie
                                 Partners, Inc.

                               105 Madison Avenue
                            New York, New York 10016
                           proxy@mackenziepartners.com
                          (212) 929-5500 (call collect)
                                       or
                            Toll-Free (800) 322-2885